Exhibit 99.1

THE INVENTURE GROUP, INC.  ANNOUNCES

SECOND QUARTER 2008 RESULTS

NET INCOME UP 118% VS LAST YEAR

PHOENIX, Ariz. – July 23, 2008 – The Inventure Group, Inc. (NASDAQ: SNAK) today reported financial results for the second quarter ended June 28, 2008.  Net revenues for the second quarter of fiscal 2008 were $29.2 million, representing an increase of 28% compared to the second quarter of fiscal 2007.  Excluding the impact of Rader Farms®, which contributed $10.1 million of net revenue in the quarter, the snack division revenue was $19.1 million, representing an increase of 2.7% as compared to the snack division revenues in the same period of last year. The positive impact of price increases as compared to last year’s second quarter, the addition of $1.2 million of net revenues from BURGER KING™ snacks and the growth in Boulder Canyon™ Natural Foods snack products of 38% as compared to the same period of last year were all partially offset by continued softness in revenues from T.G.I. Friday’s® salted snacks.

Key Financial Metrics:

•                 Gross profit was $5.3 million for the quarter, representing an increase of 21% compared to $4.4 million of gross profit recognized in the same period of last year. Key drivers include Rader Farms®, which contributed $1.3 million of gross profit as compared to $0.8 million in the second quarter of last year and the snack division where gross profit of $4.0 million for the quarter was 11% higher and 1.5 points higher as a percentage of net revenue than the $3.6 million of gross profit recognized in the same period last year, primarily attributable to price increases implemented at the beginning of the year and lower plant costs on a per pound basis.

•                 Selling, general and administrative (“SG&A”) expenses for the quarter increased $0.4 million as compared to the second quarter of fiscal 2007 but decreased as a percentage of net revenues to 13.6% as compared to 15.7% in the same period of last year.  The acquisition of Rader Farms®, while adding some overall SG&A costs, has allowed us to leverage our overall SG&A expenses thereby reducing the overall costs as a percent of net revenue.

•                 Operating income of $1.3 million for the quarter was 74% higher and 1.2 percentage points higher as a percentage of net revenue than the $0.8 million of operating income recognized in the second quarter of fiscal 2007.

•                 Net income was $0.7 million for the quarter, or 4 cents per share, an increase of 118% compared to $0.3 million and 1 cent per share for the same period last year.

•                 Net income was $1.1 million for the first half of fiscal 2008, or 6 cents per share, an increase of 159% compared to $0.4 million and 2 cents per share in the same period last year.

•                 Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $2.0 million for the second quarter, an increase of 51% and 1.1 percentage points as a percent of net revenue compared to the same period last year.  EBITDA for the first half of fiscal 2008 was $3.9 million, an increase of 121% and 2.6 percentage points as a percentage of net revenue as compared to the first half of the prior year.  A table reconciling EBITDA to net income is presented at the end of the condensed consolidated financial statements included in this release.

•                 Total debt was reduced by $3.0 million as compared to year end 2007 as a result of the strong financial returns and a focus on managing working capital.

“We are very pleased with our second quarter results”, noted Terry McDaniel, President and CEO of The Inventure Group. “We delivered another $2 million of EBITDA in the quarter bringing the first half EBITDA to $3.9 million and management believes that the company is on track to duplicate that result in the second half of 2008 if the Rader Farms crop and orders from our major customers come in as expected.”

“Our three prong strategy focusing on Rader Farms®, warehouse snacks and Boulder Canyon™ kettle chips has started to pay off.   Rader Farms® continues to contribute significant net revenue and earnings for the Company. Net revenue for the second quarter for Rader Farms® was up 19% vs. last year on a stand alone basis.”

“Our Snack business net revenues grew 2.7% in the quarter led by our kettle chips with strong results for Boulder Canyon™ up 38% for the quarter and Poore Brothers® up 48% partially attributable to sales to a new national drug store chain customer.  Under our warehouse snack segment, BURGER KING™ snacks contributed $1.2 million in net revenue for the quarter. BURGER KING™ snacks are on track to be our most successful product launch since we introduced T.G.I. Friday’s® Cheddar and Bacon in 2000. Based on the success of BURGER KING™ snacks, Burger King Corporation has extended the license to international markets including Mexico, South America, Latin America, Caribbean, Hong Kong, Thailand, Taiwan and the Philippines. We are also adding Onion Rings to the lineup which is scheduled to be launched in July.”

McDaniel continued, “The main challenge for the first half has been the decline in our T.G.I. Friday’s® snack business which is down 20% in the first half of the year vs. last year. However, our total pounds produced out of our Bluffton plant where T.G.I. Friday’s® snacks are produced is only down 6.3%, as we continue to seek and attract private label and co-pack opportunities.  We intend to increase promotional spending on this brand to begin to address the decline and are working with T.G.I. Friday’s® group to extend our product offerings into new categories and channels of distribution.  We recently developed technology at the Bluffton plant that allows us to use existing equipment to make pellet snacks that are entirely different in appearance and taste from our other product lines, and we believe this technology will allow us to expand our T.G.I. Friday’s® and BURGER KING™ product lines and add new brands into our branded category of snack products.”

“We also face the challenge of managing raw material cost increases in 2009.  We expect to offset cost increases through price increases, driving operational efficiencies and growing and leveraging our asset base.”

“We are pleased to announce the introduction of our new Rice & Bean based product line produced at the Bluffton plant.  The product will be sold under the Boulder Canyon™ brand to private label customers in the grocery, natural and club channels.  To date we have received favorable response from the trade.”

“Operations execution has improved, as plant costs per pound decreased from the same period last year. Finally, our focus on working capital management coupled with positive financial results allowed us to reduce overall debt by $3 million on a year to date basis.”

“In summary, our recent performance reflects significant improvement over the last several years. Our  Rader Farms® business is strong and growing, our kettle chip business continues to grow at double digit rates and we believe that our warehouse snack business will be aided by increased spending on TGI Friday’s®, continued growth in BURGER KING™ and the launch of new and innovative products.”

About The Inventure Group, Inc.

With manufacturing facilities in Arizona, Indiana and Washington, The Inventure Group is a marketer and manufacturer of Intensely Different™ specialty brands in indulgent and better-for-you food categories under a variety of Company owned or licensed brand names, including T.G.I. Friday’s®, BURGER KING™, Rader Farms®, Boulder Canyon™ Natural Foods, Poore Brothers®, Tato Skins® and Bob’s Texas Style®. For further information about The Inventure Group or this release, please contact Steve Weinberger, Chief Financial Officer, at (623) 932-6200, or logon to http://www.inventuregroup.net.

Statements contained in this press release that are not historical facts are forward-looking  statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Factors that may cause actual results to differ from the forward-looking statements contained in this press release and that may affect the Company’s prospects in general include, but are not limited to, the potential need for additional financing, acquisition-related risks, significant competition, customer acceptance of new products, dependence upon major customers, dependence upon existing and future license agreements, general risks related to the food products industry, and such other factors as are described in the Company’s filings with the Securities and Exchange Commission.

THE INVENTURE GROUP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended		Six Months Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenue	$29,248,655	$22,926,095	$55,419,730	$39,905,992
Cost of revenue	23,946,832	18,564,049	45,043,172	32,447,385
Gross profit	5,301,823	4,362,046	10,376,558	7,458,607
Selling, general & administrative expenses	3,965,677	3,595,589	7,781,332	6,503,283
Operating income	1,336,146	766,457	2,595,226	955,324
Interest expense, net	128,326	176,107	681,237	155,965

Income before income taxes	1,207,820	590,350	1,913,989	799,359
Income tax provision	485,280	258,573	780,153	362,073

Net income	$722,540	$331,777	$1,133,837	$437,286

Earnings per common share:
Basic	$0.04	$0.01	$0.06	$0.02
Diluted	$0.04	$0.01	$0.06	$0.02
Weighted average number of common shares:
Basic	18,810,260	19,302,251	18,810,827	19,302,822
Diluted	18,810,260	19,317,893	18,810,827	19,426,747

THE INVENTURE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 28, 2008	Dec. 29, 2007
	(unaudited)	(unaudited)
Current assets	$23,030,778	$22,572,697
Property and equipment, net	24,265,474	23,436,752
Other assets, net	14,703,992	14,681,269
Total assets	$62,000,244	$60,690,719

Line of credit	$5,013,320	$7,452,309
Other current liabilities	14,496,345	11,486,331
Long-term debt	11,847,994	12,445,383
Other long-term liabilities	1,552,159	1,574,727
Total liabilities	32,909,818	32,958,750
Shareholders’ equity	32,072,732	30,713,543
Treasury Stock, at cost	(2,982,306)	(2,981,574)
Total liabilities and shareholders’ equity	$62,000,244	$60,690,719

THE INVENTURE GROUP, INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

RECONCILIATION

(unaudited)

	Quarter Ended		Six Months Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007

Reconciliation – EBITDA (1):
Reported net income	$722,540	$331,777	$1,133,837	$437,286
Add back: Interest, net	128,326	176,107	681,237	155,965
Add back: Income tax expense	485,280	258,573	780,153	362,073
Add back: Depreciation	648,083	537,005	1,339,521	819,225
Add back: Amortization of intangible assets	5,685	11,737	7,580	12,711
EBITDA	$1,989,914	$1,315,199	$3,942,328	$1,787,260

(1)   EBITDA is presented as a supplemental performance measure and is not intended as an alternative to net income or any other measure calculated in accordance with generally accepted accounting principles. Further, EBITDA may not be comparable to similarly titled measures used by other companies.